EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Form S-8 Registration Statements (No. 333-50326, No. 333-38143, No. 033-59898, and No. 033-38138) pertaining to the Fremont General Corporation and Affiliated Companies Investment Incentive Plan (the “Plan”) of our report dated January 20, 2010 (which includes an explanatory paragraph relating to the termination of the Plan), with respect to the July 31, 2009 and December 31, 2008 financial statements of the Plan included in this Form 11-K for the period ended July 31, 2009 filed with the United States Securities and Exchange Commission.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California
January 20, 2010